SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated February 18, 2009

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 12, 2009, Zale Canada Co. (“Zale Canada”), a wholly-owned subsidiary of Zale Corporation (the “Company”), entered into a Joinder to Credit Agreement under which Zale Canada became a party to the Credit Agreement, dated as of July 23, 2003 (the “Credit Agreement”), among the Company, Zale Delaware, Inc., ZGCO, LLC, successor-by-reorganization to DDCC, Inc., and TXDC, L.P. (together, the “Original Borrowers”), the Lenders named therein, Bank of America, N.A., as Administrative Agent and Issuing Bank, Bank of America, N.A., as  Collateral Agent (the “Collateral Agent”), and the Co-Syndication Agents named therein.  In addition, on February 2, 2009, Zale Puerto Rico, Inc. (“Zale Puerto Rico” and, together with Zale Canada and the Original Borrowers, the “Borrowers”), another wholly-owned subsidiary of the Company, entered into a Joinder to Credit Agreement under which Zale Puerto Rico became a party to the Credit Agreement.  Each of Zale Canada and Zale Puerto Rico also entered into a Joinder to Security Agreement by which it became a party to the related Security Agreement, dated as of July 23, 2003, among the Original Borrowers and the Collateral Agent.  In addition, Zale Canada entered into a separate Security Agreement, governed by the laws of Canada, in connection with the pledge of its inventory, credit card receivables, accounts and other assets as collateral for all borrowings under the Credit Agreement.

Pursuant to the Joinder Agreements, (1) each of Zale Canada and Zale Puerto Rico has joint and several liability for all obligations of the Borrowers under the Credit Agreement, and (2) the inventory, credit card receivables and certain other assets of Zale Canada and Zale Puerto Rico have been pledged as collateral for all borrowings under the Credit Agreement.  In addition, as a result of the Joinder Agreements, the inventory and credit card receivables of Zale Canada and Zale Puerto Rico may be included as eligible assets for purposes of determining the borrowing availability of the Borrowers under the $500 million revolving Credit Agreement.  The Credit Agreement limits the borrowing availability of the Borrowers thereunder to the lesser of (a) 73 percent of the cost of eligible inventory during October through December and 69 percent of the cost of eligible inventory for the remainder of the year or (b) 90 percent of the appraised liquidation value of eligible inventory, in each case plus 85 percent of eligible credit card receivables and minus certain reserves that may be established under the Credit Agreement.  Based on a January 2009 inventory appraisal, the Company’s current advance rate with respect to inventory is determined pursuant to clause (b) above is approximately 63 percent of the cost of eligible inventory.  The advance rate under the Credit Agreement is subject to future inventory appraisals.

As of February 18, 2008, the Company had approximately $350 million of outstanding borrowings and $150 million of borrowing availability under the Credit Agreement.  Under the terms of the Credit Agreement, the Company is required to maintain $50 million of borrowing availability or satisfy a minimum fixed charge coverage ratio of 1.1:1.0 for an applicable 12-month reference period.

The summary of the Joinder Agreements set forth above is qualified in its entirety by reference to the full text of the Joinder Agreements, which are attached hereto as Exhibits 4.1, 4.2, 4.3 and 4.4, and the Security Agreement, which is attached hereto as Exhibit 4.5.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009, Zale Delaware, Inc., a wholly-owned subsidiary of the Company, entered into a Separation and Release Agreement with Rodney Carter.  As provided in Mr. Carter’s employment security agreement (the “ESA”), (1) Mr. Carter will receive severance pay of $952,543, with such amount payable in equal monthly installments over a 24 month period; provided that all unpaid portions of such severance pay will be distributed to Mr. Carter in a lump sum payment on the payroll date immediately preceding March 15, 2010, (2) he will receive accrued but unpaid base salary, vacation pay or bonus, if any, (3) for a period of two years following his termination of employment, he will be eligible to continue medical insurance coverage at rates then applicable to employees for such coverage; provided that the Company’s obligation to make such coverage available will terminate in the event reasonably comparable benefits are made available to Mr. Carter in connection with any other employment, consultancy or other arrangement undertaken by Mr. Carter; and (4) he will be entitled to receive outplacement services for a period of three months.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

4.1	Joinder Agreement of Zale Canada Co. to Credit Agreement
4.2	Joinder Agreement of Zale Canada Co. to Security Agreement
4.3	Joinder Agreement of Zale Puerto Rico, Inc. to Credit Agreement
4.4	Joinder Agreement of Zale Puerto Rico, Inc. to Security Agreement
4.5	Security Agreement of Zale Canada Co.
10.1	Separation and Release Agreement with Rodney Carter

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	February 18, 2009	By: /s/ Cynthia T. Gordon
Cynthia T. Gordon
Senior Vice President, Controller and Interim Chief Financial Officer